As filed with the Securities and Exchange Commission on May 1, 2024
                                            Registration No. 333-278422

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMD. NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Symetra Life Insurance Company
(Exact name of registrant as specified in its charter)

Iowa (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	91-0742147 (I.R.S. Employer Identification No.)
777 108th Ave NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Margaret A. Meister
President
Symetra Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Jacqueline M. Veneziani Senior Vice President, General Counsel and Secretary Symetra Life Insurance Company 777 108th Ave NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. X Registration No. 333-278422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	Non-accelerated filer X (Do not check if a smaller reporting company)	Smaller reporting company	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-278422) (the “Registration Statement”) of Symetra Life Insurance Company is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended (the “Securities Act”), solely to include an updated opinion of counsel as to the legality of the Symetra Trek Frontier Index-Linked Annuity Contracts offered in the Registration Statement (“Exhibit 5”) in Item 16 of Part II of the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than replacing Exhibit 5 in Item 16 of Part II as set forth below. Pursuant to Rule 462(d) of the Securities Act, this Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

EXHIBITS
The following exhibit is filed as part of this Registration Statement:

Exhibit	Description	Reference
5.	Legality Opinion	Filed Herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue and State of Washington, on April 25, 2024.

SYMETRA LIFE INSURANCE COMPANY

By:	Margaret Meister
Name: Margaret A. Meister
Title: President
Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated below.

NAME	TITLE	DATE
Tommie D. Brooks Tommie D. Brooks	Director, Chief Financial Officer, Executive Vice President (Principal Accounting Officer & Principal Financial Officer)	April 26, 2024
Mark E. Hunt Mark E. Hunt	Director	April 25, 2024
Koichi Kiyota Koichi Kiyota	Director	April 25, 2024
Margaret A. Meister Margaret A. Meister	Director and President (Principal Executive Officer)	April 25, 2024
Harry S. Monti, Jr. Harry S. Monti, Jr.	Director and Executive Vice President	April 25, 2024
Wesley W. Severin Wesley W. Severin	Director and Executive Vice President	April 25, 2024
Shin Umehara Shin Umehara	Director	April 25, 2024
Jacqueline M. Veneziani Jacqueline M. Veneziani	Director, General Counsel, Senior Vice President and Secretary	April 25, 2024
Mindi E. Work Mindi E. Work	Director and Executive Vice President	April 30, 2024